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                               OFFER TO EXCHANGE
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                             SIERRACITIES.COM INC.
                                      FOR
                    A FRACTION OF A SHARE OF COMMON STOCK OF

                               VERTICALNET, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON DECEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               November 16, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     This letter relates to the offer by Truckee Acquisition Co. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of VerticalNet, Inc., a Pennsylvania corporation ("VerticalNet"), to exchange a fraction of a share of VerticalNet common stock, par value $0.01 per share (the "VerticalNet Common Shares"), for each outstanding share of common stock, par value $0.01 per share (the "SierraCities Shares"), of SierraCities.com Inc., a Delaware corporation ("SierraCities"), upon the terms and subject to the conditions set forth in the Prospectus dated November 16, 2000 (the "Prospectus") and in the related Letter of Transmittal enclosed herewith (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 6, 2000 (the "Merger Agreement"), by and among VerticalNet, Purchaser and SierraCities. The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into SierraCities (the "Merger"), with SierraCities surviving the Merger as a wholly owned subsidiary of VerticalNet. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold SierraCities Shares registered in your name or in the name of your nominee. Under the terms of the Offer, the VerticalNet average trading price is equal to the average price of VerticalNet Common Shares on Nasdaq over the ten consecutive trading days ending on the trading day that is two days prior to the date on which Purchaser accepts the shares tendered in the Offer. The Offer provides that if the VerticalNet average trading price is
(1) less than $21.00, SierraCities stockholders shall receive .3333 of a VerticalNet Common Share for each SierraCities Share, (2) at least $21.00 but less than or equal to $35.00, SierraCities stockholders shall receive a fraction of a VerticalNet Common Share equal to $7.00 divided by the VerticalNet average trading price for each SierraCities Share, (3) more than $35.00 but less than or equal to $51.00, to the SierraCities stockholders shall receive .20 of a VerticalNet Common Share for each SierraCities Share, and (4) more than $51.00, SierraCities stockholders shall receive a fraction of a VerticalNet Common Share equal to $10.20 divided by the VerticalNet average trading price for each SierraCities Share. SierraCities has the right to terminate the Merger Agreement if the VerticalNet average trading price is less than $15.00. The VerticalNet average trading price cannot be determined at this time.

     The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

     For your information and for forwarding to your clients for whom you hold SierraCities Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Prospectus;

          2. The Letter of Transmittal for your use in accepting the Offer and tendering SierraCities Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signatures may be used to tender SierraCities Shares;

          3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing SierraCities shares are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Exchange Agent") on or prior to the expiration date (as defined in the Prospectus) or if the procedures for book-entry transfer cannot be completed by the expiration date;
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          4. A printed form of letter which may be sent to your clients for whose accounts you hold SierraCities Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer;

          6. A return envelope addressed to the Exchange Agent for your use only.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange SierraCities Shares which are validly tendered prior to the expiration date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser's acceptance of such SierraCities Shares for exchange pursuant to the Offer. Issuance of VerticalNet Common Shares and payment of cash in lieu of a fractional interest, if any, will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such SierraCities Shares, or timely confirmation of a book-entry transfer of such SierraCities Shares into the Exchange Agent's account at Depository Trust Company, pursuant to the procedures described in "The Offer -- Procedure for Tendering" of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Neither VerticalNet nor Purchaser nor any officer, director, stockholder, agent or other representative of VerticalNet or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) in connection with soliciting tenders of SierraCities Shares pursuant to the Offer.

     Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer of SierraCities Shares, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered SierraCities Shares should be delivered or such SierraCities Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Prospectus.

     If holders of SierraCities Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer -- Guaranteed Delivery" of the Prospectus.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at the address and telephone number set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF VERTICALNET, PURCHASER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.